February 3, 2020

Kathleen Simpson-Taylor
Chief Financial Officer
A-Mark Precious Metals, Inc.
2121 Rosecrans Ave., Suite 6300
El Segundo, CA 90245

       Re: A-Mark Precious Metals, Inc.
           Form 10-K for the Fiscal Year Ended June 30, 2019
           Filed September 16, 2019
           File No. 001-36347

Dear Ms. Simpson-Taylor:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services